Exhibit 1.2
(Translation)
SHARE HANDLING REGULATIONS

• Established on June 1, 1964
• Amended on January 1, 1967
• Amended on October 24, 1974
• Amended on November 26, 1976
• Amended on May 23, 1978
• Amended on April 28, 1981
• Amended on September 22, 1982
• Amended on November 29, 1991
• Amended on September 28, 1999
• Amended on January 27, 2000
• Amended on April 25, 2000
• Amended on January 30, 2001
• Amended on September 26, 2001
• Amended on May 14, 2002
• Amended on March 27, 2003
• Amended on June 29, 2004
• Amended on August 30, 2005
• Amended on June 28, 2006
WACOAL HOLDINGS CORP.
29, Nakajima-cho, Kisshoin, Minami-ku, Kyoto, Japan

Share Handling Regulations
CHAPTER I
GENERAL PROVISIONS
Article 1. (Purpose)
     The matters related to the share handling of the Company and the fees therefor shall be governed by these Regulations based on Article 11 of the Articles of Incorporation; provided, however, that the handling of beneficial owners shall be governed by the rules provided by the Japan Securities Depositary Center (“JASDEC”) in addition to these Regulations.
Article 2. (Custodian of Register of shareholders)
     The custodian of the register of shareholders of the Company and its place of business for the handling of shares and agency offices shall be as follows:

Custodian of the Register of Shareholders:	Mitsubishi UFJ Trust and Banking Corporation 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Place of Business for the Handling of Shares:	Mitsubishi UFJ Trust and Banking Corporation Securities Agency Division 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Liaison Offices:	All branch offices of Mitsubishi UFJ Trust and Banking Corporation in Japan
Article 3. (Denomination of Share Certificates)
1.	Share certificates to be issued by the Company shall be in denominations of 100,000 shares marked with a 7, denominations of 10,000 shares marked with a 6, denominations of 1,000 shares marked with a 4, denominations of 500 shares marked with a 3, denominations of 100 shares marked with a 2 and denominations of any number of shares less than 100 shares marked with a 1, and the mark for each type of share certificate shall be preceded with a series number of the capital increase under which the certificate was issued.

2.	Except as provided in Article 13 (Request for Delivery of Non-Possession of Share Certificates), Article 21 (Re-issuance due to Mutilation or Disfigurement) and Article 22 (Re-issuance due to Full Capacity of Share Certificates), shareholders may not request the issuance of share certificates representing any number of shares not constituting a full unit provided for in the preceding paragraph.
Article 4. (Form of Request, Notification etc.)
1.	All requests, notifications, proposals or applications to be made in connection with the business entrusted to the custodian of the shareholders registry by the Company shall be directed to the custodian of the shareholders registry.

2.	Any request, notification, proposal or application under these Regulations shall be in a form prescribed by the Company with the seal as stipulated in Article 14 hereof.

3.	In case of any request, notification, proposal or application set forth in the preceding paragraph made by a proxy or that requires the consent of a curator or an assistant, documentation evidencing the authority of such proxy or such consent shall also be submitted.

CHAPTER II
REGISTRATION OR RECORD IN THE REGISTER OF SHAREHOLDERS
Article 5. (Registration of Transfer)
1.	In case of a request for registration or record in the register of shareholders (“registration of transfer”), an application therefor with an indication of the name of applicant shall be submitted together with the share certificates.

2.	In case of a request for registration of transfer of shares acquired for any cause other than assignment, a document evidencing the acquisition of the such shares shall be submitted in addition to the application specified in the preceding paragraph; provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.
Article 6. (Registration of Transfer Subject to Special Provisions of Laws and Regulations)
     In case any special procedures are required by law or regulation for the transfer of shares, an application for the request therefor shall be submitted together with the share certificates indicating the name of the applicant and a document evidencing the completion of such procedures.
Article 7. (Registration in Register of Beneficial Owners)
     Registration or record shall be made in the register of beneficial owners based upon the notice from JASDEC concerning the beneficial owners and the beneficial ownership card.
Article 8. (Certificate of Beneficial Ownership)
     Each beneficial owner shall, through a participant, submit the beneficial ownership card to the Company.
Article 9. (Integration)
     In case a shareholder registered or recorded in the register of shareholders and a beneficial owner registered or recorded in the register of beneficial owners is deemed to be identical based on the address and name, the number of shares of each such shareholder and beneficial owner shall be integrated for the purpose of exercising shareholders’ rights.
CHAPTER III
REGISTRATION OF PLEDGE AND INDICATION OF TRUST
Article 10. (Registration or Cancellation of Pledge)
     In case of a request for registration, alteration or cancellation of a pledge of shares, an application therefor shall be submitted under the joint signatures of the pledgor and the pledgee, together with the share certificates indicating the name of the pledgee.
Article 11. (Indication or Cancellation of Trust Property)
     In case of a request for indication of trust property on the shares or for cancellation thereof, the trustor or the trustee shall submit an application therefor together with the share certificates.

CHAPTER IV
NON-POSSESSION OF SHARE CERTIFICATES
Article 12. (Application for Non-Possession of Share Certificates)
     In case of an application for non-possession of share certificates, an application therefor shall be submitted together with the share certificates; provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.
Article 13. (Request for Delivery of Non-Possession Share Certificates)
     In case a shareholder who previously applied for non-possession of share certificates subsequently requests for the issuance of such share certificates, such shareholder shall submit an application therefor.
CHAPTER V
NOTIFICATIONS
Article 14. (Notification of Addresses, Names and Seal Impressions)
1.	Shareholders, beneficial owners and registered pledgees or their legal representatives shall provide their address, name and seal impression; provided, however, that foreigners who customarily affix their signature may substitute their signature for a seal impression.

2.	The same procedure shall apply when there is any change in the items to be provided under the preceding paragraph.
Article 15. (Notification of Shareholders Residing Abroad)
1.	In addition to the procedures provided for in the preceding Article, the shareholders, beneficial owners and registered pledgees or their legal representatives residing abroad shall appoint their resident standing proxies in Japan or designate their addresses in Japan where they will receive notices, and shall provide notice of such matters.

2.	The provisions of the preceding Article shall apply mutatis mutandis to resident standing proxies.
Article 16. (Corporate Representative)
1.	If a shareholder or beneficial owner is a corporation, such shareholder shall provide the name of its representative.

2.	If there is any change to the representative, a notification thereof shall be submitted together with a certified copy of its commercial register.
Article 17. (Representative of Joint Shareholders)
1.	Shareholders or beneficial owners who jointly own shares shall appoint their representative and submit notification thereof.

2.	The same procedure shall apply in case of a change in the representative.
Article 18. (Change in Register of Shareholders, Register of Beneficial Owners and Share Certificates)
     If a change is made in any of the matters in the register of shareholders, register of beneficial owners or in any of the indications on a share certificate for any of the following reasons, notification thereof shall be submitted together with the share certificates and a document evidencing the reason therefor; provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued and in case of change in the description in the register of beneficial owners:
(1)	Change in family name or given name;

(2)	Appointment, change or discharge of legal representatives including a person with parental authority or a guardian;

(3)	Change of trade name or corporate name; and

(4)	Change of corporate organization.
Article 19. (Exception in respect of Notifications by Beneficial Owners)
     In case of notification by a beneficial owner set forth in this Chapter, such notification shall be provided through a participant; provided, however, that in case of a change in the seal impression of a beneficial owner, notification thereof shall not be required to be made through a participant.
CHAPTER VI
RE-ISSUANCE OF SHARE CERTIFICATES
Article 20. (Re-issuance due to Stock Split or Consolidation)
1.	In case of a request for the issuance of new share certificates by reason of stock split or consolidation of share certificates, an application therefor shall be submitted together with the share certificate(s).

2.	The issuance of share certificates representing shares not constituting a full unit by reason of stock split or consolidation of share certificates may not be requested.
Article 21. (Re-issuance due to Mutilation or Disfigurement)
     In case of a request for issuance of new share certificates by reason of mutilation or disfigurement, an application therefor shall be submitted together with the share certificates; provided, however, that if it is difficult to ascertain the genuineness of such share certificates, the provisions in Chapter VII shall apply thereto.
Article 22. (Re-issuance due to Full Capacity of Share Certificates)
     In case the shareholder column of a share certificate becomes full, the Company shall recall such share certificate and issue a new share certificate in its place.
Article 23. (Automatic Consolidation of Share Certificates Representing Shares Not Constituting a Full Unit)
     In case the total number of shares represented by a share certificates representing shares not constituting a full unit submitted for registration of transfer of shares constitutes a full unit, such share certificates shall be consolidated into a share certificate representing shares constituting a full unit unless otherwise specifically requested by the applicant for registration of transfer of shares.
CHAPTER VII
REGISTRATION OF LOST SHARE CERTIFICATES
Article 24. (Request for Registration of Lost Share Certificates)
     Any person requesting for registration of a lost share certificate shall submit a written application therefor together with a document evidencing the acquisition of such share certificate, document evidencing the loss of such share certificate and documents verifying the identity of such applicant; provided, however, that if the applicant is a registered shareholder, such applicant shall only be required to submit the document evidencing the loss of such share certificate.

Article 25. (Application for De-Registration Lost Share Certificates)
     In case a registrant of lost share certificates applies for registration under the preceding Article, such registrant shall submit an application therefor.
Article 26. (Application for De-Registration by a Party Possessing Share Certificates)
     In case any person who possesses share certificates registered as lost share certificates requests the de-registration of the registration of lost share certificates, such person shall submit an application therefor together with the share certificates and documents verifying the identity of such applicant; provided, however, that if such applicant is a shareholder or registered pledgee, such applicant shall not be required to submit the documents verifying the identity of such applicant.
Article 27. (Mutatis Mutandis Application of Provisions Relating to Notifications)
     If any person recorded in the register of lost share certificates, but who is not a shareholder or registered pledgee, requires a change in the matters registered or recorded in the register of lost share certificates, the provisions of Article 14 through Article 18 shall apply mutatis mutandis.
CHAPTER VIII
PURCHASE OF SHARES NOT CONSTITUTING A FULL UNIT
Article 28. (Method of Request for Purchase)
1.	In case a shareholder requests the Company to purchase shares not constituting a full unit, a request therefor shall be submitted to the place of business for the handling of shares or any of the liaison offices as set forth in Article 2 hereof, together with the share certificates; provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

2.	In case the request under the preceding paragraph is made by a beneficial owner, such request shall be made through a participant and JASDEC.
Article 29. (Determination of Purchase Price)
1.	The purchase price per share of shares for which application for purchase is made shall be the closing price of the shares of the Company on the Tokyo Stock Exchange on the day on which the documents of application for purchase set forth in the preceding Article arrive at the place of business for the handling of shares of any of the liaison offices; provided, however, that in case no trading of the shares of the Company is effected on such day or if the date of request falls on a holiday for the Tokyo Stock Exchange, the purchase price per share shall be the first trading price obtained the following trading day.

2.	The purchase price shall be an amount obtained by multiplying the number of shares requested to be purchased by the purchase price per share obtained under the preceding paragraph.
Article 30. (Payment of Purchase Proceeds)
1.	The Company shall pay the amount equivalent to the purchase price as calculated pursuant to the preceding Article after deducting the fees set forth in Article 32 hereof which shall be payable within six (6) business days following the day when the purchase price is determined at the place where the application for purchase is received unless otherwise prescribed by the Company; provided, however, that if the purchase price is a price including rights to dividends of surplus, shares arising from a stock split, etc., the purchase proceeds shall be paid on or before the relevant record date.

2.	The person requesting purchase may request that the purchase proceeds be paid by transfer to its designated account, by cash or by means of postal transfer.

Article 31. (Transfer of Shares Purchased)
     The shares not constituting a full unit for which a request for purchase is made shall be transferred to the Company on the day on which the payment or the procedure for payment of the purchase proceeds is consummated pursuant to the preceding Article.
CHAPTER IX
FEES
Article 32. (Fees)
The fees for the handling of shares shall be as follows:
(1)	Delivery of share certificates pursuant to Article 13 (Request for Delivery of Non-Possession Share Certificates) and Article 21 (Re-issuance due to Mutilation or Disfigurement)

200 yen per share certificate

(2)	Request for registration of lost share certificates pursuant to Article 24 (Request for Registration of Lost Share Certificates)

10,000 yen per request

500 yen per lost share certificate

(3)	Purchase of shares pursuant to Article 28 (Method of Request for Purchase)

The fees for the purchase of shares pursuant to Article 28 (Method of Request for Purchase) shall be the brokerage commission for the purchase and sale of the shares of the Company calculated pursuant to the following formula which is proportionate to the number of shares not constituting a full unit purchased by the Company.

(Formula) From the total amount obtained by multiplying the purchase price per share prescribed in Article 29 by the number of shares constituting full units:

Amount of 1,000,000 yen or less 1.150%

Amount exceeding 1,000,000 yen up to 5,000,000 yen: 0.900%

(any fraction less than one (1) yen shall be disregarded)

Provided, however, that if the amount calculated for one unit of shares is less than 2,500 yen, the amount of fees shall be 2,500 yen.
SUPPLEMENTARY PROVISIONS
     These Regulations shall take effect on June 28, 2006.